                    PHELPS DODGE CORPORATION AND SUBSIDIARIES

                                   Exhibit 12


COMPUTATION OF TOTAL DEBT TO TOTAL CAPITALIZATION

--------------------------------------------------------------------------------
($ in millions)
--------------------------------------------------------------------------------

                                                          December 31,
                                               ---------------------------------
                                                  2001        2000        1999
                                               ---------   ---------   ---------
Short-term debt ...........................    $   59.3       518.2       451.2

Current portion of long-term debt .........       269.7       206.5       131.3

Long-term debt ............................     2,522.0     1,963.0     2,172.5
                                               ---------   ---------   ---------

Total debt ................................     2,851.0     2,687.7     2,755.0

Minority interests in subsidiaries ........        59.4        91.7        96.3

Common shareholders' equity ...............     2,707.2     3,105.0     3,276.8
                                               ---------   ---------   ---------

Total capitalization ......................    $5,617.6     5,884.4     6,128.1
                                               =========   =========   =========



Ratio of total debt to total capitalization        50.8%       45.7%       45.0%
                                               =========   =========   =========